EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Board of Directors of
United Community Bank, Inc.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2005 relating to (1) the consolidated financial statements, (2) management’s assessment of the effectiveness of internal control over financial reporting and (3) the effectiveness of internal control over financial reporting, of United Community Banks, Inc., which appear in its Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in the Prospectus included in such Form S-3.

/s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
August 10, 2005